UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 6, 2026

(Date of earliest event reported)

METROSPACES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-186559	90-0817201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

888 Brickell Key Dr., Unit 1102 Miami, FL		33131
(Address of principal executive offices)		(Zip Code)

(305) 600-0407

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 6, 2026, Metrospaces, Inc., a Delaware corporation (the “Company”), entered into a Control Stock Purchase Agreement (the “Purchase Agreement”) with GBS Capital Partners, LLC (“GBS”), Oscar Brito, individually (“Brito” and, together with GBS, the “Sellers”), and Villa Magna, LLC, a Wyoming limited liability company (the “Buyer”), represented by Maria Salinas. The Company is a party solely with respect to the provisions expressly imposing obligations on it. The agreement provides for the sale by GBS of 1,643,255 shares of the Company’s Series B Preferred Stock and by Brito of 4.5 shares of the Company’s Series E Preferred Stock to the Buyer. No shares of common stock are sold or transferred to the Buyer under the Purchase Agreement.

No cash purchase price is payable by the Buyer to the Sellers for the preferred shares. As part of the negotiated closing, the Purchase Agreement provides for the Company to transfer to GBS the Genesis Holdings preferred stock identified in the transaction documents. The board resolutions identify that investment as Genesis Series C preferred stock and condition its transfer on documentary proof of issuance and title, valuation, Company benefit, legally sufficient corporate approval and any required Genesis consent. [COMPLETE: quantity, material economic terms, value and consideration for the Genesis transfer, and whether the conditions were satisfied and the transfer was completed.]

The change in control does not itself release, cancel or amend any valid Company obligation or convertible note outstanding immediately before closing; each such obligation remains governed by its own instrument and applicable law. The board authorized reconciliation of approximately $600,000 of claimed loans and expressly stated that its resolutions do not discharge or admit any disputed amount.

In connection with the transaction, the Buyer, the Sellers and the Company entered into a Performance Covenant and Share Pledge Agreement (the “Pledge Agreement”), with the Company acting as a limited acknowledgment party. The Buyer agreed, within 90 calendar days after closing, to fund, finalize and submit a complete OTC Markets application, and, within 120 calendar days after closing, to fund and cause the filing of a complete reverse stock split corporate-action package with FINRA and any required state filings, following the necessary corporate approvals. Neither covenant guarantees OTC Markets approval, FINRA processing or a particular market-effective date. No reverse split ratio or effective date is established by the supplied board resolutions.

The Buyer pledges the preferred shares acquired at closing to secure those covenants.

The foregoing descriptions are qualified in their entirety by reference to the Purchase Agreement, Pledge included in Exhibit 99.1 to this Current Report and incorporated herein by reference.

Section 5 — Corporate Governance and Management

Item 5.01. Changes in Control of Registrant.

On October 6, 2026, at 12:00 p.m. Eastern Time, the Buyer acquired control of the Company through the purchase of 1,643,255 shares of Series B Preferred Stock from GBS and 4.5 shares of Series E Preferred Stock from Brito pursuant to the Purchase Agreement. [CONFIRM: consummation of the preferred-share transfers and closing at the stated Effective Time against the closing statement, Company ledger and transfer-agent records.]

Schedule 1 to the Purchase Agreement states that the original five Series E shares collectively represent 80% of total voting power and that the 4.5 Series E shares transferred to the Buyer represent 72% of total voting power. The remaining 0.5 Series E share, held by Shokworks, is excluded from the sale and is stated to represent 8% of total voting power. The Buyer also acquired the Series B voting rights, which remain governed by the Series B certificate of designation. [COMPLETE: Buyer’s combined percentage of total voting power immediately after closing, reconciled to the current capitalization and the operative Series B and Series E designations; identity of each person who beneficially controls the Buyer and the basis of that control.]

Control was assumed from GBS and Brito. No cash purchase price was payable by the Buyer to the Sellers. The transaction includes the Genesis preferred-stock transfer described in Item 1.01 and the Buyer’s post-closing funding and performance covenants. [COMPLETE: amount or value of noncash consideration and source of funds for Buyer-funded obligations, including any financing or other arrangements relevant to the acquisition of control.]

The change in control was coordinated with Brito’s resignation and the director and officer appointments described in Item 5.02. The pledge and escrow arrangements described in Item 1.01 may result in a subsequent change in control upon an uncured default and lawful enforcement. [COMPLETE: any additional arrangements among the former and new control groups concerning election of directors or other matters, or confirm that there are none.]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the closing at 12:00 p.m. Eastern Time on October 6, 2026, Brito resigned as Chief Executive Officer and as a member of the Company’s Board of Directors. His resignation was voluntary and was not the result of any disagreement with the Company concerning its operations, policies or practices. The Company accepted the resignation and, except to the extent prohibited by applicable law, the resignation and acceptance document provides for a release of liabilities arising solely from his service as Chief Executive Officer and/or director through the Effective Time. The document preserves valid outstanding Company obligations, surviving transaction rights and any applicable rights to indemnification, advancement of expenses, exculpation and insurance coverage. The resignation and acceptance are included in Exhibit 99.1.

Pursuant to the October 6, 2026 board resolutions, the number of directors was fixed at three, and the following elections, designations and appointments became effective at the same Effective Time, subject to closing and the applicable written acceptances:

Name	Position(s)
Maria Salinas	Director; Chair of the Board; Acting Secretary
Benoît Lebrun	Director; Chief Executive Officer
Freddy Arciniegas Mejía	Director; Chief Financial Officer
René Herzog	Deputy Director of Operations

The directors are to serve until their successors are duly elected and qualified or their earlier death, resignation or removal. The officers serve at the pleasure of the Board in accordance with the bylaws. The board resolutions provide that compensation, if any, is to be fixed or approved by the Board.

Benoît Lebrun

[COMPLETE: age; business experience during the preceding five years, including employers and positions and the relevant periods; term of office; family relationships with directors or executive officers, if any; and any transactions requiring disclosure under Item 404(a) of Regulation S-K.]

Freddy Arciniegas Mejía

[COMPLETE: age; business experience during the preceding five years, including employers and positions and the relevant periods; term of office; family relationships with directors or executive officers, if any; and any transactions requiring disclosure under Item 404(a) of Regulation S-K.]

Director selection, committees and compensation

[COMPLETE: for Maria Salinas, Benoît Lebrun and Freddy Arciniegas Mejía, identify any arrangement or understanding pursuant to which each was selected as a director, including the persons involved; actual or expected committee assignments; related-party transactions requiring disclosure; and any material compensatory plan, contract, arrangement, grant or award entered into or modified in connection with the appointments. Confirm expressly if none applies. For the Chief Executive Officer and Chief Financial Officer, complete the material appointment-related compensation disclosures. Confirm whether René Herzog performs principal operating officer or equivalent functions requiring the additional officer disclosures, and provide those disclosures if applicable.]

The October 6, 2026 Omnibus Board Meeting Minutes and Resolutions, including the resignation notice and acceptances of incoming directors and officers, are included in Exhibit 99.2 and incorporated herein by reference.

Section 8 — Other Events

Item 8.01. Other Events.

The October 6, 2026 board resolutions authorize the Company to pursue claims arising from alleged fraud in connection with certain investments in Indianapolis, Indiana and related breach of contract (the “Covered Claims”). The resolutions provide that cash net proceeds received from the Covered Claims are to be applied first to pay and redeem the unpaid preferred yield owed to GBS and Brito, with any remainder payable to them as additional consideration for the sale of the preferred shares, within five days after receipt and to the extent permitted by applicable law. [COMPLETE: reconcile these provisions to the final executed transaction instruments, specify the unpaid preferred yield and allocation between recipients, and identify any other material terms.]

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report:

EXHIBIT INDEX

Exhibit	Description
99.1	Oscar Brito resignation and acceptance, dated October 6, 2026; Metrospaces Performance Covenant and Share Pledge Agreement, dated October 6, 2026, including Exhibits A through D; and Metrospaces Control Stock Purchase Agreement, dated October 6, 2026, including Schedules 1 through 3.
99.2	Metrospaces Omnibus Board Meeting Minutes and Resolutions, dated October 6, 2026, including Exhibit 6A (Oscar Brito resignation notice) and Exhibit 6B (acceptances of incoming directors and officers).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROSPACES, INC.

By: /s/ Maria Salinas

Maria Salinas
Acting Secretary

Dated: October 6, 2026